EXHIBIT 10.25

Corporate Governance Guidelines

I. Director Qualifications

The Board of Directors (the "Board") of Braintech, Inc. (including its subsidiaries, the "Company") will have a majority of directors who meet the criteria for independence as and when required by the NASDAQ/ BBX as discussed below. The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will, include members' qualification as independent, as well as consideration of diversity, age, skills, and experience in the context of the needs of the Board. Nominees for directorship will be selected by the Corporate Governance Committee in accordance with the policies and principles in its charter and in accordance with these Corporate Governance Guidelines. The invitation to join the Board should be extended by the Board itself, by the Chairman of the Corporate Governance Committee and the Chairman of the Board.

The Board presently has 6 members, and the Board believes that a size in the range of 6-8 to be an appropriate number of members.

Unless special circumstances warrant waiver of this policy, it is the policy of the Company that members of the Board of Directors retire effective as of the first annual meeting of shareholders after the member's seventy-second birthday.

II. DIRECTOR INDEPENDENCE REQUIREMENT

For a director to be deemed "independent" within the meaning of any Listing Exchange rules, the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will consider the issue of independence not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Material relationships include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board will consider that directors' independence may be jeopardized if, for example, (i) director compensation and perquisites exceed customary levels, (ii) the Company makes substantial charitable contributions to organizations with which a director is affiliated, or (iii) the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

To the extent required, the Board will disclose its determination that a director is independent in the Company's annual proxy statement. The Board will find that a director is not independent if (i) the director is a former employee of the Company, unless five years have elapsed from the date the director's employment with the Company terminated (a director who serves as an interim Chief Executive Officer ("CEO") may be deemed independent immediately after his or her service as such ends); (ii) the director is, or in the past five years has been, affiliated with or employed by a present or former auditor of the Company (or of an affiliate); (iii) the director is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director; or (iv) the director has a family member in categories (i)-(iii), unless five years have elapsed since such family member could be so classified. However, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. In addition, if an executive officer dies or becomes incapacitated, the Board may determine that his or her immediate family members are independent immediately after such death or determination of incapacity, provided that such immediate family members are otherwise independent. (An "immediate family member" includes a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) who shares that person's home.)

III. Director Responsibilities

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of the Company's senior executives and its outside advisors and auditors. The directors shall also be entitled to (i) have the Company purchase reasonable directors' and officers' liability insurance on their behalf, (ii) the benefits of indemnification to the fullest extent permitted by law and the Company's charter, by-laws and any indemnification agreements, and (iii) exculpation as provided by state law and the Company's charter.

Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board's understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting, and directors should review these materials in advance of the meeting.

The Board has a policy that the offices of the Chairman and the CEO should be separate and that the Chairman have no executive responsibilities.

The Chairman will establish the agenda for each Board meeting. At the beginning of the year the Chairman will establish, or cause to be established, a schedule of agenda subjects to be discussed during the year (to the degree this can be foreseen). Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board will review the Company's long-term strategic plans and the principal issues that the Company will face in the future during at least one Board meeting each year.

The non-management directors will meet in executive session after regularly scheduled meetings of the Board and, in any event, at least quarterly. The director who presides at these meetings will be chosen by the non-management directors, and his or her name will be disclosed in the annual proxy statement.

A director who is offered a directorship on another company's board of directors (or any equivalent position with another organization) should promptly advise the Board that he or she has accepted such position. If the CEO is offered a directorship on another company's board of directors (or any equivalent position with another organization), he or she should discuss the offer with, and seek and obtain the approval of, the Board prior to agreeing to accept such position.

The Board believes that the management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various outside constituencies that are involved with the Company. But it is expected that Board members would do this with the knowledge of the management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

IV. BOARD COMMITTEES

The Board will have at all times an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Committee members will be appointed by the Board upon recommendation of the Corporate Governance Committee with consideration of the desires of individual directors.

As and when required by the rules of any Listing Exchange, all of the members of these committees will be independent directors under the criteria established by the Listing Exchange. Each member of the Audit Committee will meet the financial literacy requirements of the Listing Exchange as and when required by those standards, and at least one member will meet the financial expertise requirements of the Securities and Exchange Commission. Each committee will have its own charter. Each charter will (i) set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board; (ii) provide for regular committee meetings, reports and the keeping of meeting minutes either by a member of each committee or by an employee of the Company appointed to serve as secretary at such meeting or by outside legal counsel to the Company; and (iii) provide that each committee will annually evaluate its performance.

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee's agenda. In light of its duties, each committee will establish a twelve-month schedule of agenda subjects to be discussed in the following twelve months (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.

To ensure effectiveness and independence, it is the general policy of the Company that only committee members attend meetings of the committee of which they are members. Waivers of this policy may be granted by the Chairman of each committee.

The Board and each committee have the power to hire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

V. DIRECTOR ACCESS TO OFFICERS AND EMPLOYEES

Directors have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged directly by the director or through the Secretary or the CEO. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, copy the CEO on any written communications between a director and an officer or employee of the Company.

The Board welcomes regular attendance at each Board meeting of senior officers of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

VI. Director Compensation

Not less frequently than every two years, the form and amount of director compensation will be determined by the Compensation Committee in accordance with the policies and principles set forth in its charter and consistent with rules promulgated by any Listing Exchange, including without limitation those relating to director independence and to compensation of Audit Committee members. The Compensation Committee will conduct a biennial review of director compensation and report its findings to the Board.

VII. Director Orientation and Continuing Education

All new directors must participate in the Company's Orientation Program, which should be conducted within two months of the annual meeting at which new directors are elected or the date on which new directors are appointed, as applicable. This orientation will include presentations by senior management to familiarize new directors with the Company's strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Business Conduct and Ethics, its principal officers, and its internal and independent auditors. In addition, the Orientation Program will include visits to Company headquarters and, to the extent practical, certain of the Company's significant facilities. All other directors are also invited to attend the Orientation Program.

VIII. DIRECTOR MANUAL

The Corporate Governance Committee will develop a manual for Board members that addresses or includes, among other appropriate topics, directors' fiduciary duties, meeting schedules and agendas, committee charters and other corporate governance documents. The Corporate Governance Committee will review and, as necessary or desirable, update that manual at least annually.

IX. CEO EVALUATION AND MANAGEMENT SUCCESSION

The Compensation Committee will conduct an annual review of the CEO's performance, as set forth in its charter. The Board of Directors will review the Compensation Committee's report in order to ensure that the CEO is providing the best leadership for the Company in the long- and short-term.

The Compensation Committee should make an annual report to the Board on succession planning. The entire Board will work with the Compensation Committee to identify and evaluate potential successors to the CEO. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

X. ANNUAL PERFORMANCE EVALUATION

In addition to the evaluations to be performed by each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, the Board of Directors will conduct an annual evaluation to determine whether it and its committees are functioning effectively. The Corporate Governance Committee will receive comments from all directors and report annually to the Board with an assessment of the Board's performance. This will be discussed with the full Board following the end of each fiscal year. The assessment will focus on the Board's contribution to the Company and specifically focus on areas in which the Board or management believes that the Board could improve.

XI. REVIEW AND PUBLICATION OF THESE GUIDELINES

The Corporate Governance Committee will review these Guidelines at least annually and will recommend to the Board amendments to these Guidelines as it deems appropriate.

These Guidelines will be posted on the Company's website and, as will be stated in the Company's annual proxy statement, made available to any Company shareholder upon written request.

Adopted by the Board: January 29, 2003